UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2020

NOVELIS INC.
(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3560 Lenox Road, Suite 2000, Atlanta, Georgia 30326
(Address of Principal Executive Offices)

(404) 760-4000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Secured Term Loan Increase Joinder Amendment and Short Term Credit Agreement. On February 21, 2020, Novelis Inc. (the “Company” or “we”) entered into an increase joinder amendment (the “Term Loan Increase Joinder Amendment”) to the Company’s existing secured term loan credit agreement (as amended by the Term Loan Increase Joinder Amendment, the “Amended Secured Term Loan Credit Agreement”) and a short term credit agreement (the “Short Term Credit Agreement”). The Term Loan Increase Joinder Amendment provides commitments of certain financial institutions to provide up to $775 million of incremental term loans under our existing term loan credit agreement. The Short Term Credit Agreement provides commitments of certain financial institutions to provide up to $1.1 billion of short term loans. These commitments replace the commitments of the same financial institutions under the prior $775 million term loan increase joinder amendment and $1.5 billion short term credit agreement, which expired on January 21, 2020.

The lenders’ commitments to advance the incremental term loans and the short term loans into escrow and the subsequent release of such funds from escrow are each subject to satisfaction of customary conditions, including the closing of the Company's acquisition of Aleris Corporation (“Aleris”) concurrent with the release of funds from escrow. The proceeds of the incremental term loans and short term loans may be used to pay a portion of the consideration payable in connection with proposed acquisition of Aleris, fees and expenses related to the proposed acquisition, the incremental term loans and short term loans and, in the case of the short term loans, to repay certain indebtedness of Aleris and its subsidiaries on closing of the proposed acquisition.

The incremental term loans will mature on January 21, 2025, subject to 0.25% quarterly amortization payments. The incremental term loans will, once borrowed, accrue interest at LIBOR (as defined in the Amended Secured Term Loan Credit Agreement) plus 1.75%.

The incremental term loans will be subject to the same voluntary and mandatory prepayment provisions, affirmative and negative covenants and events of default as those applicable to the existing term loans outstanding under the Amended Secured Term Loan Credit Agreement. The incremental term loans will be guaranteed by our direct parent, AV Metals Inc. (“Holdings”), the Company and certain of our subsidiaries (including subsidiaries of Aleris following closing of the proposed acquisition) and secured on a pari passu basis with our existing term loans by security interests in substantially all of the assets of the Company and the guarantors, subject to our existing intercreditor agreement.

The short term loans will mature on the first anniversary of the date on which they are borrowed, will not be subject to any amortization payments, and once borrowed, will accrue interest at LIBOR (as defined in the Short Term Credit Agreement) plus 0.95%.

The Company will be required to apply the net cash proceeds we receive from any debt and equity raised on or after the Borrowing Date to repay the short term loans, subject to certain exceptions. We will be required to apply the net cash proceeds we receive on or after the Borrowing Date from asset sales required by regulatory approvals related to the proposed acquisition of Aleris to repay the short term loans, the incremental term loans and the existing term loans on a pro rata basis and the net cash proceeds we receive from any other asset sales, casualty losses, or condemnations on or after the Borrowing Date to repay short term loans, subject to certain exceptions, but only to the extent any funds remain after making any mandatory prepayments owed under the Amended Secured Term Loan Credit Agreement and the agreement governing our ABL Credit Agreement.

The short term loans will be unsecured and guaranteed by Holdings, the Company and the same subsidiaries of the Company that have provided guarantees under the Amended Secured Term Loan Credit Agreement and our ABL Credit Agreement.

The Short Term Credit Agreement contains voluntary prepayment provisions, affirmative and negative covenants and events of default substantially similar to those under the Amended Secured Term Loan Credit Agreement, other than changes to reflect the unsecured nature of the short term loans.

ABL Amendment. On February 21, 2020, the Company entered into an amendment (the “ABL Amendment”) to its Amended and Restated Credit Agreement, dated as of October 6, 2014 (the “ABL Credit Agreement”), among the Company and its subsidiary borrowers party thereto, the guarantors party thereto, Wells Fargo Bank, National Association as administrative agent and collateral agent, and the lenders party thereto. The ABL Amendment modifies the ABL Credit Agreement by amending certain terms to facilitate the closing of the previously announced proposed acquisition of Aleris Corporation, including to permit the incurrence of the indebtedness under the Short Term Credit Agreement.

The foregoing descriptions of the Term Loan Increase Joinder Amendment, the Short Term Credit Agreement and the ABL Amendment are general descriptions and are qualified in their entirety by reference to the Term Loan Increase Joinder Amendment, the Short Term Credit Agreement and the ABL Amendment, which the Company intends to file as exhibits to its Annual Report on Form 10-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: February 27, 2020	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
General Counsel, Corporate Secretary and Compliance Officer